Exhibit 2.1

Amendment No. 1 to Agreement and Plan of Merger

This Amendment No. 1, dated as of June 30, 2015 (this “Amendment”), to the Agreement and Plan of Merger (the “Merger Agreement”) made and entered into as of May 7, 2015, by and among Microchip Technology Incorporated, a Delaware corporation (“Parent”), Mambo Acquisition Corp., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Mambo Acquisition LLC, a California limited liability company and a wholly owned subsidiary of Parent (“Merger Sub LLC”) and Micrel, Incorporated, a California corporation (the “Company”) is made and entered into by and among Parent, Merger Sub and the Company. Capitalized terms used but not defined herein have the meaning ascribed to them in the Merger Agreement.

Whereas, Parent, Merger Sub and the Company entered into the Merger Agreement;

Whereas, Section 8.4 of the Merger Agreement provides that subject to Applicable Law and subject to the other provisions of the Merger Agreement, the Merger Agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that the Merger Agreement has been approved by shareholders of the Company in accordance with California Law, no amendment shall be made to the Merger Agreement that requires the approval of such shareholders of the Company without such approval;

Whereas, the Merger Agreement has not yet been approved by shareholders of the Company in accordance with California Law; and

Whereas, Parent, Merger Sub and the Company desire to amend the Merger Agreement as provided herein.

Now, Therefore, in consideration of the mutual covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Section 2.7(f)(iii) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“An Election must be received by the Exchange Agent not later than 8:00 a.m. California time on the date of the Company Shareholders’ Meeting (the “Election Date”) in order to be effective. Any shares of Company Common Stock for which the record holder has not, as of 8:00 a.m., California time, on the Election Date, properly submitted a properly completed Form of Election to the Exchange Agent will be deemed to be Non-Electing Shares. After a Cash Election or Stock Election is validly made with respect to any shares of Company Common Stock, no further registration of transfers of such shares shall be made on the stock transfer books of the Company, unless and until such Cash Election or Stock Election is properly revoked. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the Merger has been abandoned.”

2. Section 2.7(f)(vi) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Any Cash Election or Stock Election may be (A) changed by written notice received by the Exchange Agent prior to 8:00 a.m., California time, on the Election Date, accompanied by a properly completed and signed revised Form of Election or (B) revoked with respect to all or a portion of the shares of Company Common Stock subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to 8:00 a.m., California time, on the Election Date. In addition, Cash Elections and Stock Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VIII. If a Cash Election or Stock Election is revoked with respect to shares of Company Common Stock represented by a Certificate, such Certificate shall promptly be returned to the holder that submitted the same to the Exchange Agent.”

3. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

4. Except as provided herein, the terms of the Merger Agreement shall remain in full force and effect in accordance with the provisions thereof.

5. This Amendment shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

MICROCHIP TECHNOLOGY INCORPORATED

By:	/s/ Steve Sanghi
Name:	Steve Sanghi
Title:	President and Chief Executive Officer

MAMBO ACQUISITION CORP.

By:	/s/ J. Eric Bjornholt
Name:	J. Eric Bjornholt
Title:	President and Treasurer

MAMBO ACQUISITION LLC

By:	/s/ J. Eric Bjornholt
Name:	J. Eric Bjornholt
Title:	President and Treasurer

MICREL, INCORPORATED

By:	/s/ Raymond D. Zinn
Name:	Raymond D. Zinn
Title:	President, Chief Executive Officer and Chairman of the Board